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                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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[   ]    Preliminary Proxy Statement      [   ]  Confidential, For Use of the
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[   ]    Definitive Additional Materials         by Rule 14a-6(e)(2))
[ X ]    Soliciting Material Pursuant to
         Rule 14a-12

                                PROVANT, INC.
                     ------------------------------------
               (Name of Registrant as Specified In Its Charter)

                PROVANT COMMITTEE TO RESTORE SHAREHOLDER VALUE
                ----------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Monday August 13, 2001 8:00 am Eastern Time

Press Release

Former Chairman and Chief Executive Officer of Whittaker Corporation Named to Alternative Slate of Directors for Provant

NEW YORK-August 13, 2001

Joseph F. Alibrandi, former Chairman, President and Chief Executive Officer of Whittaker Corporation, has been named by the Provant Committee to Restore Shareholder Value as one of its nominees for the alternative slate of directors for Provant, Inc. (NASDAQ: POVT). Mr. Alibrandi has served as a director of BancAmerica Corporation, Burlington Northern Santa Fe Corp. and as Chairman of the Board of the Federal Reserve Bank of San Francisco. He is currently a director of Catellus Development Corporation. Mr. Alibrandi is the third of what will be a diverse and world-class alternative slate of directors. James Perkins, former Senior Vice President and Chief Personnel Officer of Federal Express, and Brian Sellstrom, former Chairman and CEO of AchieveGlobal, were recently named to the alternative slate of directors. Mr. Sellstrom was also named as the Committee's choice for Provant CEO.

Mr. Alibrandi became President of Whittaker in 1970 when it was a NYSE-listed conglomerate with over $900 million in revenues. He became CEO in the mid 1970s and grew the company to $1.9 billion in revenues, generated in the aerospace, defense, steel, chemicals, communications equipment, hospital management, marine, biotechnology and construction equipment industries. In a series of transactions in the 80's and 90's culminating in the sale of the parent company in 1999, Mr. Alibrandi increased shareholder value more than 20 times.

"We are extremely pleased to have secured Joe's participation on our slate for the Provant Board", a spokesperson said. "Joe is a consummate corporate strategist with a keen interest in training and learning. His extensive experience in building companies and identifying how to create shareholder value will be invaluable to the Board as it works to bring a fresh start to the Company. Moreover, as former CEO of a Fortune 500 company, Joe represents the kind of decision-maker that Provant and its offerings will have to appeal to in order for Provant to reach its maximum potential. His input from a sales and marketing and product development perspective will be extremely useful."

"I am eager to work with Provant in developing a firm that will build value by delivering excellence to customers," said Alibrandi. "My experience working with multidivisional enterprises like Provant will be tremendously helpful in identifying, developing and exploiting synergies between complementary functions
even if they are located in different operating units.   My work as Co-Chairman
of President Reagan's Grace Commission, and as Chairman of the California Business Roundtable's Task Force on Education has strengthened my belief that education and the development of skills are the most significant ways in which to build lasting assets and competencies, both in the community and for enterprises. As we move to a world in which learning has become a lifelong activity, companies like Provant which develop skills and improve performance in the workplace are critically important.''

Mr. Alibrandi's full biography can be obtained by consulting the Committee's Internet website at www.povtmaxvalue.com, by calling Epic Partners at (646) 375-2123, or can be found on the EDGAR database of the Securities and Exchange Commission (the "SEC") in a filing being made today.

Information concerning the participants in any solicitation by the Committee of proxies with respect to Provant's 2001 annual meeting, and their direct or indirect interests, can be found in a Schedule 14A being filed by the Committee with the SEC today pursuant to Rule 14a-12.

The Committee will file with the SEC and will furnish to security holders of Provant, a proxy statement, which security holders are advised to read because it will contain important information. Security holders may obtain a free copy of such proxy statement (when available) and other related documents filed by the Committee and Provant at the SEC's website at www.sec.gov. When available the proxy statement may
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also be obtained by consulting the Committee's Internet
website at www.povtmaxvalue.com or by contacting Epic Partners, at 116 West 23rd
           --------------------
Street, 5th floor, New York NY 10011, (646) 375-2123.

About Epic Partners -- Epic Partners is a merchant banking firm focused exclusively on the education and training industry. Its partners have extensive senior-level investment banking, restructuring and turnaround, management consulting and private equity experience. One of its partners is the former head of the Merger and Acquisition Group at a major Wall Street investment banking firm.